Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of OppFi Inc. our report dated March 27, 2024, relating to the consolidated financial statements of OppFi Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of OppFi Inc. for the year ended December 31, 2023.

/s/ RSM US LLP

Chicago, Illinois
August 8, 2024